Exhibit 10.4

Capital One Financial Corporation

Executive Severance Plan

Amended and Restated, effective July 16, 2011

Section I. In General

Capital One Financial Corp., on behalf of itself and its wholly-owned subsidiaries (collectively, “Capital One” or the “Company”), hereby amends and restates the plan document for the Capital One Financial Corporation Executive Severance Plan, effective as of July 16, 2011, as it may be amended from time to time (the “Plan”), to provide eligible associates who have been involuntarily terminated due to job elimination or poor performance as determined by the Plan Administrator in its discretion, with a reasonable amount of financial security so as to allow a smooth transition to other employment. The group of eligible associates covered by the Plan constitutes a select group of management or highly compensated employees.

The Plan as set forth herein applies to all associates whose termination of employment occurs on or after July 16, 2011. For any associate who is terminated on or before July 15, 2011, benefits under the Plan will be based on the terms of the Plan in effect at the time of the associate’s termination, as applicable. The severance benefit that applies to an eligible associate will depend upon the associate’s job level as set forth below.

In order to receive any benefits under the Plan, an associate must also execute and not revoke a legally binding general release of claims in a form acceptable to the Plan Administrator (a “Release”) within the period designated in the Release. The Release will not be deemed to affect legal claims or rights that cannot under any circumstances be validly waived or released under law, such as a claim for vested benefits under a qualified retirement plan.

Notwithstanding the above, any associate otherwise eligible under the Plan who has not signed a non-solicitation of employee agreement with Capital One, as determined by the Plan Administrator, restricting such associate from soliciting other associates for a two year period following such associate’s separation from service, shall be required to execute a non-solicitation of employee covenant in a form acceptable to Capital One as part of the Release.

Notwithstanding the above, the Plan Administrator (or its designee) may in its sole and unfettered discretion designate an associate as severance-eligible if the associate is otherwise qualified under the Plan, but is involuntarily terminated for reasons other than job elimination or poor performance. Such exception shall not be made to an associate terminated for cause, as determined by the Plan Administrator. Further, no such exception or designation shall be binding as to any other associate not so designated, nor shall it purport to amend the Plan or otherwise create a separate right to eligibility under the Plan. In the event the Plan Administrator designates someone as eligible under the Plan for reasons other than job elimination or poor performance, the Plan Administrator may also determine what benefit(s) shall be provided to such associate.

Section II. Eligibility

Notwithstanding the above, to be eligible for benefits under the Plan, an associate must meet all of the following eligibility requirements (and not be ineligible for benefits as provided below):

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Be a full-time associate on the U.S. payroll designated by the Plan Administrator as terminated due to job elimination or poor performance, or be a part-time associate on the U.S. payroll designated by the Plan Administrator as terminated due to job elimination.

•

Notwithstanding the foregoing, if an associate who is designated as part-time at the time of his notification of separation was designated as full time (defined as “Standard Hours” of 33 or more hours per week) for more than 50% of the 12-month period immediately prior to the separation date, the associate will be eligible to receive benefits whether he is terminated due to job elimination or poor performance. In such case, all benefits will be paid based on the base pay the associate received on the last day of the period in which he was classified as a full-time associate, but in no event later than the base pay in effect on July 15, 2011. For associates hired on or after July 16, 2011, base pay means the associate’s regular rate of base pay in effect upon date of hire, as determined by the Plan Administrator.

•

For purposes of this Plan, a part-time associate is defined as an associate whose “Standard Hours” in the Company’s system of record are 20 or greater, but less than 33 hours per week at the time the associate is notified of his separation. Standard Hours are the number of hours associates are scheduled to work each week, as maintained in Capital One’s system of record. Standard Hours are used to determine benefits eligibility and are maintained by managers in Capital One’s system of record. Standard Hours may not be reflective of actual hours worked in any given week.

•	To be eligible for benefits provided due to poor performance, an associate must have been employed by the Company for a period of 6 consecutive months immediately prior to his separation date.

•

The associate must be classified by the Company in one of the following internal job levels at the time of his termination of employment: Vice President (“VP”); Managing Vice President (“MVP”); Senior Vice President (“SVP”); Executive Vice President (“EVP”); or Executive Committee Member (“EC”). If an associate is classified in any other position, he is not eligible under the Plan.

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Generally, the Plan Administrator must designate the associate as terminated by Capital One due to job elimination or poor performance. For these purposes, the Plan Administrator retains the discretion to determine whether severance benefits are payable in cases where jobs are being eliminated due to outsourcing, the sale of all or a portion of Capital One’s business or assets or another corporate transaction having similar effect.

•	The associate must continue to work for Capital One and perform in a satisfactory manner until the associate’s services are no longer required.

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The associate must return all Capital One property immediately upon termination of employment. Property includes, but is not limited to, confidential information, telephones, fax machines, personal computers, blackberries or similar technology, corporate credit and phone cards, all memoranda, notes, documents, business plans, customer lists, computer programs and any other records. This also includes any copies made or compiled by the associate or made available to the associate during his employment with Capital One.

An associate is not eligible for any Plan benefits if:

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The associate is classified by Capital One as a part-time associate with Standard Hours in the Company’s system of record of less then 20 hours per week at the time of his termination, or is classified as a temporary worker (including, but not limited to, individuals engaged as contingent labor, contractors or other non-associate labor) as determined by the Plan Administrator.

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The associate’s employment is terminated for Cause, as determined by the Plan Administrator in its discretion or for any other reason not deemed by the Plan Administrator to be eligible under the Plan. For purposes of this Plan, cause shall be defined as the willful and continued failure by the associate to perform substantially his duties with Capital One or misconduct, as determined by the Plan Administrator (including by way of example, violation of any Capital One rules, policy, or any law or regulation).

•

The associate voluntarily terminates employment with Capital One for any reason, including any claim of a “good reason termination” or “constructive termination” or any similar separation not designated by the Plan Administrator, in its discretion, as involuntary.

•	The associate is not legally eligible for employment with Capital One, as provided under any applicable law or regulation.

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The associate declines reassignment to a comparable employment position as an employee of Capital One, or as otherwise determined by the Plan Administrator. The Plan Administrator will determine, in its discretion, whether an employment position within Capital One is comparable. The Plan Administrator may document, in writing, such comparability determinations, and may further adopt written guidelines for determining comparability. The Plan Administrator will apply such guidelines in a uniform and non-discriminatory manner with respect to similarly-situated individuals.

•	The associate is eligible for severance-type benefits under another severance plan or agreement sponsored by the Company.

An associate who meets the Plan’s eligibility requirements and meets all other conditions for the receipt of benefits under the Plan may be referred to hereinafter as a “participant”.

Section III. Severance Benefits

A.	Severance Payment

A participant’s cash severance benefits (“Severance Payment”) will be determined as set forth in the applicable Appendix to the Plan.

Any Severance Payment payable to a participant shall be offset dollar-for-dollar by any amounts payable to the participant under any Intellectual Property Protection Agreement, Non-Competition Agreement, or similar agreement (collectively, “NCA”).

The Severance Payment shall be paid to the participant in a lump sum within 60 days of Capital One’s receipt of participant’s fully executed Release (but to the extent the payment is intended to be subject to the short-term deferral rule under Section 409A of the Internal Revenue Code of 1986, in no event later than March 15th of the year after the associate’s termination of employment occurs); provided, however, that if the NCA non-competition provisions are enforced by Capital One, one-half of the Severance Payments (but in no event more than the amount specified in Treasury Regulation section 1.409A-1(b)(9)(iii)(A) as of the participant’s termination of employment) shall be paid to the participant in a lump sum following the end of the non-competition period under the NCA (but in no event later than 30 days following the end of the non-competition period), and the balance shall be paid to the participant in a lump sum within 60 days following the participant’s termination of employment.

B.	Corporate Incentive Plan Annual Cash Bonus

If the associate is involuntarily terminated due to job elimination, and such termination occurs within the last three months of the performance period used to determine the associate’s Corporate Incentive Plan Annual Cash Bonus (“Annual Cash Bonus”), he will be eligible for a prorated Annual Cash Bonus based on the mid-point of the target bonus range. The Annual Cash Bonus will be prorated based on his period of employment in that performance period. If the associate is involuntarily terminated due to job elimination after the last day of the performance period but before the Annual Cash Bonus is paid, the associate will be paid his full Annual Cash Bonus. The amount of the Annual Cash Bonus will be based on the mid-point of the associate’s target bonus range, or if bonuses have been approved by the Board of Directors at the time of separation, the actual approved Annual Cash Bonus amount.

If the associate’s termination is for reasons other than job elimination, the associate will not receive an Annual Cash Bonus.

The amount (if any) payable pursuant to this paragraph shall be subject to the same Annual Cash Bonus corporate and Board of Director approval and adjustment process applicable to employees generally and will be paid at the time Annual Cash Bonuses are normally paid to associates, no later than March 15th of the calendar year following the year the Annual Cash Bonus is earned.

C.	Outplacement services

Outplacement services may be provided to eligible associates. The Plan Administrator will determine what services will be offered and for how long they will be available.

D.	Subsidized COBRA Coverage Payment

Eligible associates can elect to continue their health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and receive subsidized coverage from Capital One pursuant to the terms set forth in Appendices A through E, as applicable.

In such case, Capital One will directly pay the COBRA administrator on the participant’s behalf an amount equal to the employer-paid health care coverage premium in effect at that time, plus a 2% administrative fee. The participant will remain responsible for the remainder of the COBRA premium. The participant’s COBRA coverage subsidy from Capital One will continue for the period set forth in the applicable Appendix. Participants on an NCA will receive the greater of the COBRA benefit provided under the NCA or the Plan, but not both.

E.	Executive Life Insurance

Executives covered under the Executive Life Insurance Program will continue to be provided term coverage (but not accidental death and dismemberment insurance) for 12 months following termination of employment at the same coverage level in effect immediately before termination.

Section IV. Plan Administration

Capital One has designated the Capital One Compensation Committee (the “Compensation Committee”) as the Plan Administrator, which is the named fiduciary of the Plan and has the discretionary power to administer the Plan. The Plan Administrator’s discretionary powers include, but are not limited to, the power to:

•	Make and enforce such rules and regulations as the Plan Administrator deems necessary or proper for the efficient administration of the Plan;

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Make and approve any exceptions under the Plan, including but not limited to increasing or decreasing amounts payable under the Plan and granting benefits to associates who terminate for reasons other than job elimination or poor performance;

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Interpret the Plan, to decide all questions concerning the Plan, including without limitation the right to remedy possible ambiguities, inconsistencies, or omissions, by general rule or particular decision, and to determine the eligibility of any person to participate in the Plan and the entitlement of any person to any benefits under the Plan; and

•	Appoint other persons to render it advice and assist it in administering the Plan and to designate other persons to carry out any of its responsibilities under the Plan.

Benefits shall be payable to a participant only if the Plan Administrator so determines in its discretion. Any interpretation, decision, or determination made by the Plan Administrator in good faith shall be final and binding on all persons claiming benefits under the Plan. The Plan Administrator may delegate all or any portion its duties hereunder to one or more individuals or committees and, to the extent of such delegation, any reference herein to the Plan Administrator shall include a reference to such individual or committee.

The Plan Administrator has designated the Chief Human Resource Officer the discretion to make and approve exceptions under the Plan for benefits provided to associates at the level of Executive Vice President and below.

Notwithstanding the above, the Capital One Board of Directors must approve all benefits payable under the Plan to members of the Executive Committee, including any exceptions provided under the Plan.

Section V. Claims Procedures

An individual who does not receive benefits to which he believes he is entitled under the Plan may file a written claim for such benefits with the Plan Administrator. The written claim should include the benefits being claimed and the reason(s) the claimant believes he is entitled to such benefits. The claimant may designate, in writing on such form as may be provided by the Plan Administrator or is otherwise acceptable to the Plan Administrator, an authorized representative to act on his behalf in pursuing the claim or a subsequent appeal. The claimant must exhaust his rights under these claims procedures before he may file suit to recover any benefits claimed.

Within 90 days of filing a claim, the claimant will receive written notice of the grant or denial of the claim. If special circumstances require an extension of time to consider the claim, the claimant will be notified in writing of the need for an extension prior to the expiration of the initial 90-day period. The notice of extension will explain the reasons for the extension and will indicate a date by which the Plan Administrator expects to make a decision. The extension may not exceed 90 days, for a total of 180 days from the date the claim was initially filed.

If the claim is being denied, the notice will explain the reason for the denial, cite the Plan provisions on which it is based, describe the procedure for appealing the decision, and explain the claimant’s right to file suit under section 502 of ERISA following denial of the claim on appeal. The notice also will describe any additional material or information necessary to demonstrate eligibility for the benefits requested.

Within 60 days of receiving a denial notice, the claimant may submit a written appeal to the Plan Administrator requesting a review of the denial. During this 60-day period, the claimant may also review and receive copies of relevant documents and may submit written issues, comments and additional information to the Plan Administrator. The Plan Administrator will consider all new information submitted by the claimant without regard to whether the information was submitted or considered during the initial claim.

Within 60 days after the request for review is received, a decision on appeal will be made. If special circumstances require an extension of time to consider the appeal, the claimant will be notified in writing of the need for an extension prior to the expiration of the initial 60-day period. The notice of extension will explain the reasons for the extension and will indicate a date by which the Plan Administrator expects to make a decision. The extension may not exceed 60 days, for a total of 120 days from the date the appeal was initially filed. If the claim is being denied upon appeal, the claimant will receive a written decision, including the basis for the decision, references to the Plan provisions on which the decision is based, a statement that the claimant has a right to receive copies of all documents relevant to the claim, and an explanation of the claimant’s right to sue under section 502(a) of ERISA following the denial on appeal. To the extent permitted by law, the decision of the Plan Administrator on appeal is final and binding on all parties.

Notwithstanding the above, any claims or appeals brought by an Executive Committee member shall be reviewed and determined by the Board of Directors and not the Plan Administrator.

In no event may any legal or equitable action for benefits under the Plan be brought in a court of law or equity with respect to any claim for benefits more than one (1) year after the final denial of the appeal by the Plan Administrator (or, as applicable, the Board of Directors).

Section VI. Amendment and Termination

The Plan may be amended in whole or in part, prospectively or retroactively, at any time and from time to time, by action of the Compensation Committee. The Compensation Committee will effect any such amendment by adopting a resolution setting forth, or incorporating the specific terms of, the amendment or by approving the amendment itself. Notwithstanding the foregoing, no amendment to the Plan will apply to change the amount of any Severance Payment that begins before the amendment is adopted (or made effective, if later). The appropriate officers of Capital One may take all actions necessary or appropriate to implement any amendment to the Plan.

Capital One’s Human Resources Division (the “Human Resources Division”) has been authorized by the Compensation Committee to make technical and conforming amendments to the Plan and any other amendments that do not result in an annual cost to Capital One reasonably estimated by the Human Resources Division to be in excess of $500,000. The Human Resources Division will effect any such amendment by adopting the specific amendment.

Capital One has no obligation to maintain the Plan for any particular length of time, and reserves the right to discontinue or, by action of its Board of Directors, to terminate the Plan, partially or in its entirety, as of any date specified by the Board of Directors (or its delegate) by duly adopted written instrument.

Section VII. Miscellaneous

A. Compliance with Obligations

To the fullest extent permitted by applicable law, if the participant violates any provision of this Plan, any confidentiality, intellectual property, non-competition, non-solicitation, or other covenant or agreement with Capital One (including, without limitation, the Non-Competition Agreement in any respect (or challenges the enforceability of any such covenant or agreement in any in any administrative proceeding, arbitration, or litigation)), fails to repay any amounts owed to Capital One (including, without limitation, overpayment of salary, bonus, vacation pay, severance benefits or personal expenditures on a Capital One credit card), or violates the terms of the Release, or it is subsequently determined that the participant’s employment could have been terminated for Cause (as determined in the Plan Administrator’s reasonable discretion), all benefits hereunder shall cease and, except as otherwise required by the Age Discrimination in Employment Act of 1967, as amended, the Plan shall be entitled to cease paying benefits, reduce benefits, and/or recover any benefits previously paid by remedies including, without limitation, the equitable remedy of constructive trust.

B. Impact of Other Benefits on Severance Benefits

If a participant will receive benefits pursuant to a disability certification under the Capital One’s disability benefit program as defined in its Summary Plan Description or pursuant to a Workers’ Compensation certification, such benefits shall have no impact on Severance Payment provided hereunder, and Severance Payment provided under this Plan shall have no impact on such disability or Worker’s Compensation benefits.

C. Interaction with WARN Act

This Plan is not intended to duplicate payments already required by the Worker Adjustment and Retraining Notification Act or any similar state or local law requiring prior notice of plant closing or mass layoff (collectively, “WARN”). Therefore, notwithstanding any of the above, benefits payable under the Plan will be reduced by any payments required to be provided to eligible associates pursuant to WARN, without regard to whether the associate asserts such rights. Continued payment of compensation for services performed during a notice period, however, will not count against any benefits payable under the Plan.

D. Taxation

Cash payments under this Plan are treated as wages for federal income tax purposes. Capital One makes appropriate arrangements to take deductions from Plan payments for withholding taxes. The associate is responsible for all taxes on Plan benefits to the extent that no taxes are withheld, irrespective of whether withholding is required.

Payments under this Plan are intended to be excluded from coverage under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, notwithstanding any provision of this Plan to the contrary, if, at the time of the participant’s termination of employment, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by the participant pursuant to this Plan would constitute deferred compensation subject to Section 409A, such payment or benefit under this Plan shall be delayed until the earlier of (a) the date that is six (6) months following the participant’s termination of employment, or (b) the participant’s death. The provisions of this paragraph shall only apply to the extent required to avoid the participant’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder. In addition, if any provision of this Plan would cause the participant to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, Capital One may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

E. Re-employment with Capital One

In the event a participant is rehired as a Capital One associate between his separation date and the period of time used to calculate his Severance Payment (as defined in Appendices A through E, as applicable), the participant will be required to repay a pro-rated portion of the Severance Payment received as a condition of reemployment with Capital One. The amount of the repayment will be based on the number of days between the participant’s separation date and the date of reemployment (“Period of Separation”), and will be an amount equal to the difference between (i) the Severance Payment received; and (ii) that portion of the Severance Payment that is calculated based on the Period of Separation.

By way of example, if an associate received a Severance Payment equal to 12 months of his regular base pay, and is re-hired eight months after his separation date, as a condition of reemployment, the associate will be required to repay Capital One an amount equal to four months of his regular base pay, as defined in Appendices A through E.

Notwithstanding the above, if an associate receives payment under an NCA, only that portion of Severance Payment not offset by the NCA payment will be subject to the terms of this provision.

The Plan Administrator may, in its discretion, establish procedures regarding timing and method(s) of repayment, and may, in its discretion, make exceptions to any such procedures, as necessary or applicable.

F. Funding of the Plan

Associates do not pay for coverage under the Plan, and the benefits provided under the Plan are paid solely from Capital One’s general assets. Capital One is not required to maintain any fund or to segregate any amount for the benefit of any associate under the Plan, and no associate has any claim against, right to, or security or other interest in, any fund, account or asset of Capital One from which any Plan payment may be made.

G. Payments to Estates

If a participant dies before receiving all Severance Payment due under the Plan, any remaining payments are made to the participant’s estate.

H. Plan Document Governs

The extent of eligibility for Plan benefits is governed solely and in all respects by the terms of the Plan. The Plan Administrator has ultimate authority to interpret the Plan.

I. Severability

If any Plan provision is held illegal or invalid for any reason, such illegality or invalidity does not affect remaining parts of the Plan, and the Plan is applied as if the illegal or invalid provision was never part of the Plan.

J. Gender

Whenever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply.

K. Overpayment or Wrongful Receipt

In the event of the overpayment to or wrongful receipt of any amounts by a participant pursuant to this Plan, the Plan shall be entitled to recovery of such funds by remedies including, without limitation, the equitable remedy of constructive trust.

L. Not an Employment Contract

Nothing in this Plan or any action taken with respect to it shall be construed as an employment contract or confer upon any person the right to continue employment with Capital One.

M. Plan Year

The records of the Plan shall be maintained on the basis of a 12-month period beginning on each January 1 and ending each December 31.

N. Governing Law

The Plan is construed, administered and regulated in accordance with the provisions of the Employee Retirement Income Security Act of 1974 (ERISA), as amended, and to the extent not preempted thereby, in accordance with Virginia laws.

Adoption of the Plan

To record the adoption of the Amended and Restated Plan document, effective as of July 16, 2011, Capital One has caused this document to be signed by its duly authorized officer on the date set forth below.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Frederick C. Knowles

Title:	SVP, Enterprise Human Resources

Date:	July 14, 2011

Appendix

Executive Committee (EC)*

The severance benefits for an EC member holding a President or “C” role title shall be the following amount or such lesser amount as determined by the Administrator:

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Severance Payment in an amount up to 30% of the associate’s Target Total Compensation (“TTC”) as defined in the most recent Total Compensation Statement Capital One provided the associate prior to the associate’s termination; plus

•	Subsidized COBRA coverage for a period of 18 months; plus

•	If NCA Non-Competition Provisions are enforced, an amount up to 90% of the Severance Payment (“Release of Claims Payment”).

For purposes hereof, TTC with respect to a Performance Year shall mean the cash value of all target amounts designated as being part of the Executive’s annual compensation by the Company in the most recent Total Compensation Statement (or any similar document setting forth the Executive’s total annual compensation) for that Performance Year. TTC shall not include retention awards, spot bonus awards, sign-on bonuses, special equity awards, the value of Company provided benefits, pay associated with perquisites or relocation, and other bonuses and incentives not communicated as part of the Executive’s total target annual compensation as set forth in his Total Compensation Statement. Performance Year shall mean the 12-month period of time over which an Executive’s Target Total Compensation is calculated, as designated by the Company. At the discretion of the Plan Administrator, Severance Payments may also be deemed to include all or a portion of commissions and sales incentive pay.

Any Severance Payments shall be offset dollar-for-dollar by amounts payable to the participant under any applicable NCA. No Release of Claims Payment shall be offset by payments under an NCA.

*	Refers to internal job levels as determined by the Plan Administrator.